EXHIBIT 11


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                                                                      EXHIBIT 11


              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                       Three Months Ended
                                                              June 30,
                                                   -----------------------------

                                                       1997             1998
                                                   -----------      ------------
Computation Basic Earnings Per Share:
Weighted average common shares outstanding:
         Average share issued                         515,125           515,125
         Less:Average unallocated ESOP shares         (30,908)          (26,787)
         Less:Unearned MSBP shares                    (10,179)           (7,122)
         Less:Average Treasury shares                 (83,966)          (98,495)
                                                   -----------      -----------

Weighted average shares outstanding                   390,072           382,721
                                                   ==========       ===========

Computation Diluted Earnings Per Share:
Weighted average shares
  outstanding (per above basic EPS)                   390,072           382,721
         Plus:Dilutive effect of MSBP shares            1,434             1,288
         Plus:Dilutive effect of Stock options          9,314            11,929
                                                  -----------        ----------

Diluted weighted average shares outstanding           400,820           395,938
                                                  ============      ===========

Net earnings                                       $  130,517        $  107,810
                                                   ===========       ==========

Earning per share:
Basic                                            $    .33          $     .28
                                                 =============     =========

Diluted                                          $    .33          $     .27
                                                 =============     =========



Beginning with the completed stock offering date of October 11, 1994, the Company accounts for the 41,210 shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6. In accordance with this statement, shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.